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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

          NOTIFICATION OF LATE FILING                   SEC --------------------
                                                            | SEC FILE NUMBER  |
                                                            |    1-6081        |
                                                            --------------------
                (Check One):                             CUS--------------------
                                                            |   CUSIP NUMBER   |
                                                            |      544118      |
                                                            --------------------
[_] Form 10-K and Form 10-KSB   [_] Form 20-5  [_] Form 11-K
[X] Form 10-Q and Form 10-QSB
[_] Form N-SAR

     For Period Ended:       Septemer 30, 1996
                      ------------------------------------
     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

     For the Transition Period Ended:
                                     -------------------------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION

        Full Name of Registrant

                COMFORCE Corporation
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        Former Name if Applicable


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        Address of Principal Executive Office (Street and Number)

        2001 Marcus Avenue, Lake Success, New York 11042
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        City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [(P)23,047], the following should be completed. (Check box if appropriate)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
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[X]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 ((P) 72,435), effective April 12, 1989, 54 F.R. 10306.]

[ ]    (c)  The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed with the prescribed time period.

                                                 (Attach Extra Sheets if Needed)

     In order to collect documents and complete review of disclosure of recently completed transactions, the Company is unable to timely file its Form 10-Q for the quarter ended September 30, 1996.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     David G. Edwards                         (412)             355-2743
     ------------------------------------  ----------- -------------------------
                  (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                [X] Yes  [_] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             COMFORCE Corporation
          ----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 14, 1996                 By  /s/ Paul J. Grillo
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